EXHIBIT 3.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
UNITED DEVELOPMENT FUNDING III, L.P.

This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of United Development Funding III, L.P. (the “Partnership”) is made and entered into this 9th day of June, 2009 by UMTH Land Development, L.P., a Delaware limited partnership, as the General Partner, Todd Etter, a Texas resident, as the Initial Limited Partner, and those parties who from time to time become Limited Partners as provided in the Second Amended and Restated Agreement of Limited Partnership, as amended, as the Limited Partners (capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Second Amended and Restated Partnership Agreement, as amended by the First Amendment, each as defined below).

WHEREAS, on June 13, 2005, a Certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware, pursuant to which the General Partner and the Initial Limited Partner formed the Partnership under the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, the parties hereto previously entered into that certain Agreement of Limited Partnership dated February 1, 2006;

WHEREAS, the parties hereto previously entered into that certain Amended and Restated Agreement of Limited Partnership dated February 9, 2006;

WHEREAS, the parties hereto previously entered into that certain Second Amended and Restated Agreement of Limited Partnership dated April 21, 2006 (the “Second Amended and Restated Partnership Agreement”);

WHEREAS, the parties hereto previously entered into that certain First Amendment to Second Amended and Restated Agreement of Limited Partnership dated April 25, 2008 (the “First Amendment”);

WHEREAS, the parties desire to amend the Second Amended and Restated Partnership Agreement, as amended by the First Amendment, to permit the Partnership to continue to offer and sell Units to Limited Partners pursuant to the Distribution Reinvestment Plan that are in addition to the Units offered and sold pursuant to the Offering;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Amendment to Preamble to Section 8.5.  The preamble to Section 8.5 of the Second Amended and Restated Partnership Agreement, as amended by the First Amendment, is hereby deleted in its entirety and replaced with the following:

“8.5           Limited Partner Contributions.  The General Partner is authorized and directed to raise capital for the Partnership as provided in the Prospectus by offering and selling not more than an aggregate of seventeen million five hundred thousand (17,500,000) Units to Limited Partners pursuant to the Offering and by offering and selling additional Units to Limited Partners, in an amount to be determined at the sole discretion of the General Partner, in any subsequent offering of Units to the public pursuant to a Distribution Reinvestment Plan registered pursuant to a Registration Statement as follows:”

2.  Amendment to First Paragraph of Section 8.6.  The first paragraph of Section 8.6 of the Second Amended and Restated Partnership Agreement, as amended by the First Amendment, is hereby deleted in its entirety and replaced with the following:

“8.6           Admission of Limited Partners. No action or consent by any Limited Partners shall be required for the admission of Additional Limited Partners to the Partnership, provided that the Partnership may not issue more than seventeen million five hundred thousand (17,500,000) Units to Limited Partners pursuant to the Offering, but may issue additional Units to Limited Partners, in an amount to be determined at the sole discretion of the General Partner, in any subsequent offering of Units to the public pursuant to a Distribution Reinvestment Plan registered pursuant to a Registration Statement.  Funds of subscribers for Units pursuant to the Offering shall be held in the escrow account described in Section 8.8 below.  Such funds shall not be released from escrow, and no subscribers for Units shall be admitted to the Partnership unless and until the receipt and acceptance by the Partnership of the Minimum Offering.  At any time thereafter, the Capital Contributions of such subscribers may be released directly to the Partnership, provided that such subscribers in the initial escrow shall be admitted to the Partnership within fifteen (15) days after such release.  Subscriptions from subsequent subscribers shall be accepted or rejected within thirty (30) days of receipt by the Partnership, and if rejected, all funds shall be returned to subscribers within ten (10) business days.  Subsequent subscribers shall be deemed admitted as Limited Partners of the Partnership on the day on which the subscriptions from such Persons are accepted by the Partnership.”

3.  Amendment to Section 8.9.  Section 8.9 of the Second Amended and Restated Partnership Agreement, as amended by the First Amendment, is hereby deleted in its entirety and replaced with the following:

“8.9           Public Offering. Subject to the provisions of Section 8.7 above and subject to compliance with applicable state securities laws and regulations, the Offering may extend for up to two years from the date of original effectiveness at the discretion of the General Partner; provided, however, that the General Partner may elect to extend the Offering solely for the Units reserved for issuance pursuant to the Distribution Reinvestment Plan for up to four years from the date of original effectiveness; provided, further, that the General Partner may issue additional Units to Limited Partners, in an amount to be determined at the sole discretion of the General Partner, in any subsequent offering of Units to the public pursuant to a Distribution Reinvestment Plan registered pursuant to a Registration Statement.  Except as otherwise provided in this Agreement, the General Partner shall have sole and complete discretion in determining the terms and conditions of the offer and sale of Units and is hereby authorized and directed to do all things which it deems to be necessary, convenient, appropriate and advisable in connection therewith, including, but not limited to, the preparation and filing of the Registration Statement with the Securities and Exchange Commission and the securities commissioners (or similar agencies or officers) of such jurisdictions as the General Partner shall determine, and the execution or performance of agreements with selling agents and others concerning the marketing of the Units, all on such basis and upon such terms as the General Partner shall determine.”

4.  Amendment to Section 13.5.  Section 13.5 of the Second Amended and Restated Partnership Agreement, as amended by the First Amendment, is hereby deleted in its entirety and replaced with the following:

“13.5       Commissions on Reinvestment or Distribution.  The Partnership shall not pay, directly or indirectly, a commission or fee (except as permitted under Article XII hereof) to a General Partner in connection with the reinvestment or distribution of the proceeds of the sale, exchange or financing of Partnership Properties, provided, however, that any Units purchased pursuant to the Distribution Reinvestment Plan will be subject to a maximum 1% sales commission, which may be reduced or eliminated in the sole discretion of the General Partner.”

5.  Effect.  Except as set forth above, the Second Amended and Restated Partnership Agreement, as amended by the First Amendment, shall remain in full force and effect.

6.  Counterparts.  This Second Amendment to Second Amended and Restated Agreement of Limited Partnership may be executed in one or more counterparts, each of which shall be deemed part of the same document.

IN WITNESS WHEREOF, the undersigned hereby execute this Second Amendment to Second Amended and Restated Agreement of Limited Partnership of United Development Funding III, L.P. under seal as of the date and year first above written.

INITIAL LIMITED PARTNER:
/s/ Todd Etter TODD ETTER

GENERAL PARTNER:
UMTH LAND DEVELOPMENT, L.P. A Delaware limited partnership By: /s/ Hollis M. Greenlaw Name: Hollis M. Greenlaw Title: President and Chief Executive Officer
ATTEST: By: /s/ Cara Obert Name: Cara Obert Title: Chief Financial Officer, UMTH Land Development, L.P.